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                          FORWARD EQUITY PURCHASE AGREEMENT

          This FORWARD EQUITY PURCHASE AGREEMENT, made as of October 1, 1997 (this "Agreement"), is between CTG RESOURCES INC., a Connecticut corporation ("CTG"), and THE ENERGY NETWORK, INC., a Connecticut corporation ("TEN").

                                 WITNESSETH:
                                 ----------

          WHEREAS, CTG owns all of the capital stock of TEN; and

          WHEREAS, TEN has requested that CTG provide TEN with additional equity capital to enable TEN to carry on its business and CTG is willing to purchase additional shares of capital stock of TEN; and

          WHEREAS, TEN has agreed to purchase or otherwise acquire from time to time shares of common stock, without par value, of CTG ("CTG Common Stock");

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1. Purchase of TEN Capital Stock. CTG, for value received and in consideration of TEN's agreement to transfer to CTG any and all shares of CTG Common Stock acquired by TEN, promises to purchase on the first day of each January, April, July and October in each of the calendar years 1998 through and including 2009 $1,875,000 of capital stock of TEN. The aggregate amount of capital stock of TEN to be purchased is $90,000,000.

     2. Acquisition of CTG Common Stock. TEN, for value received and in consideration of CTG's agreement to purchase additional capital stock of TEN, agrees to purchase or otherwise acquire not less than 1,800,000 shares of CTG Common Stock, such purchase or acquisition to be by open market purchase, tender offer and/or otherwise (other than a purchase or acquisition directly from CTG or its affiliates). TEN shall promptly transfer or cause to be transferred any shares of CTG Common Stock so purchased or otherwise acquired to CTG.

     3. No Waiver; Remedies Cumulative. No failure or delay on the part of TEN in exercising any right, power or privilege hereunder and no course of dealing between TEN and CTG shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights herein expressly provided are cumulative and not exclusive of any rights or remedies that TEN would otherwise have. No notice to or demand on CTG in any case shall entitle CTG to any other or further


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notice or demand in similar or other circumstances or constitute a waiver of the rights of TEN to any other or further action in any circumstances without notice or demand.

     4. Limitation on Dividends. CTG will not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of CTG Common Stock or to the holders of CTG Common Stock unless any and all amounts then due and payable under this Agreement have been paid in full.

     5. Assignment. Except as otherwise agreed by the parties hereto, this Agreement is not assignable by either such party.

     6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut.

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          IN WITNESS WHEREOF, the parties have duly executed, or have cause their duly authorized officer or representative to execute, this Agreement to be executed as of the date first written above.

                                             CTG RESOURCES, INC.

                                             By:  /s/
                                                  ---------------------------
                                             Its:____________________________

                                             THE ENERGY NETWORK, INC.

                                             By: /s/
                                                 ----------------------------
                                             Its:____________________________

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